EXHIBIT 99.1

NEWS MEDIA CONTACT:

Sears Holdings Public Relations

(847) 286-8371

FOR IMMEDIATE RELEASE:

May 29, 2008

SEARS HOLDINGS REPORTS FIRST QUARTER RESULTS AND INCREASED SHARE REPURCHASE AUTHORIZATION

HOFFMAN ESTATES, Ill. – Sears Holdings Corporation (“Holdings,” “we,” “us,” “our” or the “Company”) (NASDAQ: SHLD) today reported a net loss of $56 million, or $0.43 loss per diluted share, for the first quarter ended May 3, 2008, compared with net income of $223 million, or $1.45 per diluted share, for the first quarter ended May 5, 2007. The prior year’s quarterly results included the net favorable impact of certain significant items as described in the “Significant Items” section below, while the current year included a favorable impact from gains on sales of assets. Excluding these items, the loss per diluted share would have been $0.53 for the first quarter of fiscal 2008, as compared to earnings of $1.15 per diluted share for the first quarter of fiscal 2007.

“Our first quarter results reflect the difficult economic environment and intense competition for consumer business. That said, since May 3, 2008, our sales declines have moderated somewhat,” said W. Bruce Johnson, Sears Holdings’ interim chief executive officer and president. “As a result of actions we have taken and will continue to take to manage our costs, our current forecast for 2008 reflects higher EBITDA than we achieved last year. At the same time we are managing costs, we will continue to invest in our future by hiring talented leaders and improving our online and multi-channel capabilities.”

A reconciliation of earnings (loss) per share excluding the above-noted significant items (a non-GAAP measure) to GAAP diluted earnings (loss) per share is set forth in the “Significant Items” section below.

Revenues and Comparable Store Sales

For the quarter, Sears Domestic’s comparable store sales declined 9.8% while Kmart’s comparable store sales declined 7.1%. Total domestic comparable store sales declined 8.6%. The comparable store sales declines at both Kmart and Sears Domestic continue to reflect increasing competition and weakness in the general economy and housing market, as well as the impact on our customers of the increased costs of consumer staples such as food and gas. Our comparable store sales declined for the quarter across most major categories at both Kmart and Sears Domestic, most notably within the home appliance, lawn and garden, and apparel categories. For the quarter, our total revenues declined $0.6 billion to $11.1 billion in fiscal 2008, as compared to $11.7 billion for the first quarter of fiscal 2007.

Operating Income (Loss)

For the quarter, the Company reported an operating loss of $8 million in fiscal 2008, as compared to operating income of $409 million in the first quarter of fiscal 2007, mainly due to lower gross margin generated at both Kmart and Sears Domestic. The Company generated $3.0 billion in total gross margin in the first quarter as compared to $3.3 billion in the first quarter last year. Our gross margin rate decreased by approximately 90 basis points to 27.3% and reflects increased promotional and incremental markdowns taken to clear merchandise. Given that we do not expect any significant near-term improvement in the overall retail environment, we believe that our sales and gross margin for the balance of fiscal 2008 will likely continue to be pressured by the above-noted unfavorable economic factors.

In addition to the decline in gross margin, we also had an increase in selling and administrative expenses for the quarter. As noted below, our fiscal 2007 first quarter results benefited from several one time items, including a $30 million gain related to the legal settlement of a contractual dispute, a curtailment gain of $27 million related to certain amendments made to Sears Canada’s post-retirement benefit plans and a gain of $15 million for insurance recoveries received on claims filed for certain of our property damaged by hurricanes during fiscal 2005. Excluding these items, selling and administrative expenses increased $99 million as compared to first quarter last year, of which $52 million related to Sears Canada and $47 million related to domestic operations. The increase in Sears Canada was primarily due to changes in foreign currency exchange rates.

The $47 million increase in domestic selling and administrative expense reflects higher marketing and display costs ($70 million), increased legal costs and reserves ($14 million) and additional investment in multi-channel and online capabilities ($10 million), partially offset by cost reductions in other areas. The higher marketing cost is attributable to a reallocation of our annual marketing spend to the first quarter of 2008 as compared to those allocated during the first quarter of 2007. The Company expects that marketing costs will be lower than last year for the remainder of fiscal 2008.

Significant Items

As noted above, a number of items significantly impacted our fiscal 2008 and fiscal 2007 first quarter diluted earnings (loss) per share. While these types of items periodically affect our results, they vary significantly in amount from period to period, and had a disproportionate effect on our results for the periods presented. Management considers the total impact of these items, along with reported results, when it reviews and evaluates our financial performance. The impact of these items on diluted earnings (loss) per share is shown in the following table:

	13 Weeks Ended
	May 3, 2008	May 5, 2007
Earnings (loss) per diluted share	$(0.43)	$1.45
Less:
Legal settlement gain	—	0.12
Sears Canada post-retirement benefit plans curtailment gain	—	0.11
Hurricane related recoveries	—	0.06
Dividend – investment in Sears Mexico	—	0.08
Total return swap loss	—	(0.08)
Gain on sales of assets	0.10	0.01

	0.10	0.30

Earnings (loss) per diluted share excluding above items	$(0.53)	$1.15

During the first quarter of fiscal 2007, we recognized: (1) a $30 million gain ($18 million after tax or $0.12 per diluted share) related to the legal settlement of a contractual dispute, (2) a curtailment gain of $27 million ($16 million after tax or $0.11 per diluted share) related to certain amendments made to Sears Canada’s post-retirement benefit plans, (3) a gain of $15 million ($9 million after tax or $0.06 per diluted share) for insurance recoveries received on claims filed for certain of our property damaged by hurricanes during fiscal 2005, and (4) a $20 million ($12 million after tax or $0.08 per diluted share) dividend we received on our investment in Sears Mexico. These gains were partially offset by investment losses of $21 million ($13 million after tax or $0.08 per diluted share) incurred during the quarter on our total return swap investments. In addition, the first quarter of fiscal 2007 included $5 million ($2 million after tax or $0.01 per diluted share) of gains on sales of assets, as compared to $32 million ($13 million after tax or $0.10 per diluted share) of such gains in the first quarter of fiscal 2008.

Financial Position

We had cash and cash equivalents of $1.4 billion at May 3, 2008 (of which $656 million was domestic and $757 million was at Sears Canada) as compared to $3.5 billion at May 5, 2007 and $1.6 billion at February 2, 2008. The $0.2 billion net decline in cash and cash equivalents since the end of fiscal 2007 primarily reflects $517 million of cash used in operating activities, capital expenditures of $178 million and total long-term debt payments (net of new borrowings) of approximately $131 million. These amounts were partially offset by a $646 million increase in short-term borrowings, primarily through borrowing on our $4 billion credit facility. As of this date borrowings on the facility have been reduced to $400 million.

Merchandise inventories at May 3, 2008 and May 5, 2007 were $10.3 billion. Domestic inventory levels declined from $9.5 billion at May 5, 2007 to $9.4 billion at May 3, 2008. Sears Canada’s inventory levels increased from $0.8 billion at May 5, 2007 to $0.9 billion at May 3, 2008. The increase in Sears Canada’s inventory is primarily due to the change in exchange rates. As we expect difficult economic conditions to persist in the near term, we intend to manage our inventories throughout the year with the goal of further reducing our domestic merchandise inventories to better align current levels with expected sales.

Share Repurchase

The Company also announced today that our Board of Directors has approved the repurchase of up to an additional $500 million of the Company’s common shares. This authorization, when added to the $143 million remaining as of May 3, 2008 under previous authorizations, provides us with a current aggregate authorization of $643 million. Share repurchases may be implemented using a variety of methods, which may include open market purchases, privately negotiated transactions, block trades, accelerated share repurchase transactions, the purchase of call options, the sale of put options or otherwise, or by any combination of such methods. Timing of repurchases is dependent on prevailing market conditions, alternative uses of capital and other factors.

Bruce Johnson added, “We continue to have a strong balance sheet which, when combined with our expected free cash flow generation in 2008, enables us to take steps to invest in our business, consider other alternative investment opportunities, pay down debt, and repurchase our shares.”

We repurchased 0.4 million common shares at a total cost of $40 million (or $94.19 per share) under our share repurchase program during the first quarter of fiscal 2008. Since the third quarter of fiscal 2005, when our repurchase plan was first approved, we have repurchased approximately 33.1 million of our common shares at a total cost of $4.4 billion pursuant to the program. As of May 3, 2008, we had approximately 132 million common shares outstanding.

Adjusted EBITDA

For purposes of evaluating operating performance, we use an Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) measurement computed as operating income (loss) appearing on the statement of operations less depreciation and amortization and gains/(losses) on sales of assets. In addition, it is adjusted to exclude certain nonrecurring gains/(losses). Adjusted EBITDA is used by management to evaluate the operating performance of our businesses for comparable periods. Adjusted EBITDA should not be used by investors or other third parties as the sole basis for formulating investment decisions as it excludes a number of important cash and non-cash recurring items. Management compensates for this limitation by using GAAP financial measures as well in managing our businesses.

While Adjusted EBITDA is a non-GAAP measurement, management believes that it is an important indicator of operating performance because:

•	EBITDA excludes the effects of financing and investing activities by eliminating the effects of interest and depreciation costs;

•	Management considers gains/(losses) on the sale of assets to result from investing decisions rather than ongoing operations; and

•

Other significant items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, which affects the comparability of results.

Adjusted EBITDA was determined as follows:

	13 Weeks Ended
	May 3, 2008	May 5, 2007
Operating income (loss) per statement of operations	$(8)	$409
Plus depreciation and amortization	248	262
Less gain on sales of assets	(32)	(5)

Before excluded items	208	666

Legal settlement gain	—	(30)
Sears Canada post-retirement benefit plans curtailment gain	—	(27)
Hurricane related recoveries	—	(15)

Adjusted EBITDA as defined	$208	$594

% to revenues	1.9%	5.1%

Adjusted EBITDA for our domestic (United States operations) and Sears Canada operations are as follows:

	13 Weeks Ended
	Adjusted EBITDA		% To Revenues
	May 3, 2008	May 5, 2007	May 3, 2008	May 5, 2007
Domestic	$128	$528	1.3%	4.9%
Sears Canada	80	66	6.5%	6.2%

Adjusted EBITDA	$208	$594	1.9%	5.1%

Quarterly Report on Form 10-Q

We plan to file our Quarterly Report on Form 10-Q for the first quarter 2008 with the SEC on May 30, 2008.

Forward-Looking Statements

Results are unaudited. This press release contains forward-looking statements about our expectations regarding our 2008 forecast. Forward-looking statements are subject to risks and uncertainties that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: our ability to offer merchandise and services that our customers want, including our proprietary brand products; our ability to successfully implement initiatives to improve inventory management and other capabilities; competitive conditions in the retail and related services industries; the impact of seasonal buying patterns, including seasonal fluctuations due to weather conditions, which are difficult to forecast with certainty; general economic conditions and normal business uncertainty, changes in consumer confidence, tastes, preferences and spending, including the impact of fuel costs and spending patterns, the availability and level of consumer debt, and unanticipated increases in our costs; our dependence on sources outside the United States for significant amounts of our merchandise; our extensive reliance on computer systems to process transactions, summarize results and manage our business; our reliance on third parties to provide us with services in connection with the administration of certain aspects of our business; our ability to properly implement and realize the expected benefits from our new organizational structure and operating model; our ability to attract, motivate and retain key executives and other associates; the outcome of pending and/or future legal proceedings, including product liability claims and bankruptcy claims, including proceedings with respect to which the parties have reached a preliminary settlement; and our ability to successfully invest available capital. We intend the forward-looking statements to speak only as of the time made and do not undertake to update or revise them as more information becomes available.

About Sears Holdings Corporation

Sears Holdings Corporation is the nation’s fourth largest broadline retailer, with over $50 billion in annual revenues, and approximately 3,900 full-line and specialty retail stores in the United States and Canada. Sears Holdings is the leading home appliance retailer as well as a leader in tools, lawn and garden, home electronics and automotive repair and maintenance. Key proprietary brands include Kenmore, Craftsman and DieHard, and a broad apparel offering, including such well-known labels as Lands’ End, Jaclyn Smith and Joe Boxer, as well as the Apostrophe and Covington brands. We also have Martha Stewart Everyday products, which are offered exclusively in the U.S. by Kmart and in Canada by Sears Canada. We are the nation’s largest provider of home services, with more than 13 million service calls made annually. For more information, visit Sears Holdings’ website at www.searsholdings.com.

* * * * *

During the fourth quarter of 2007, Sears Canada changed its fiscal year end from the Saturday nearest December 31st to the Saturday nearest January 31st. Prior to this change, Sears Canada’s results were consolidated into Holdings’ results on a one-month lag. With the change, Sears Canada’s fiscal year end is now aligned with the fiscal year end of Holdings. As required by accounting standards, this change has been retrospectively applied to all prior year amounts included in the following Condensed Consolidated Statements of Operations, Condensed Consolidated Balance Sheets, Segment Results and Adjusted EBITDA.

Sears Holdings Corporation

Condensed Consolidated Statements of Operations

(Unaudited)

	13 Weeks Ended
millions, except per share data	May 3, 2008	May 5, 2007

REVENUES
Merchandise sales and services	$11,068	$11,747

COSTS AND EXPENSES
Cost of sales, buying and occupancy	8,045	8,437
Gross margin dollars	3,023	3,310
Gross margin rate	27.3%	28.2%
Selling and administrative	2,815	2,644
Selling and administrative expense as a percentage of total revenues	25.4%	22.5%

Depreciation and amortization	248	262
Gain on sales of assets	(32)	(5)

Total costs and expenses	11,076	11,338

Operating income (loss)	(8)	409
Interest and investment income	(11)	(40)
Interest expense	66	73
Other (income) loss	1	(5)

Income (loss) before income taxes and minority interest	(64)	381
Income taxes expense (benefit)	(28)	148
Minority interest	20	10

NET INCOME (LOSS)	$(56)	$223

EARNINGS (LOSS) PER COMMON SHARE
Diluted earnings (loss) per share	$(0.43)	$1.45
Diluted weighted average common shares outstanding	131.7	153.9

Sears Holdings Corporation

Condensed Consolidated Balance Sheets

	(Unaudited)		February 2, 2008
millions	May 3, 2008	May 5, 2007

ASSETS
Current assets
Cash and cash equivalents	$1,413	$3,506	$1,622
Receivables	943	840	744
Merchandise inventories	10,309	10,349	9,963
Other current assets	468	724	473

Total current assets	13,133	15,419	12,802

Property and equipment, net	8,698	8,943	8,863
Goodwill	1,668	1,714	1,686
Tradenames and other intangible assets	3,343	3,413	3,353
Other assets	496	383	693

TOTAL ASSETS	$27,338	$29,872	$27,397

LIABILITIES
Current liabilities
Short-term borrowings and current portion of long-term debt	$1,219	$836	$404
Merchandise payables	3,681	3,587	3,487
Unearned revenues	1,110	1,093	1,121
Other current liabilities	3,961	4,035	4,550

Total current liabilities	9,971	9,551	9,562

Long-term debt and capitalized lease obligations	2,289	2,681	2,606
Pension and postretirement benefits	1,176	1,488	1,258
Minority interest and other liabilities	3,332	3,213	3,304

Total Liabilities	16,768	16,933	16,730

Total Shareholders’ Equity	10,570	12,939	10,667

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$27,338	$29,872	$27,397

Total common shares outstanding	132.0	153.7	132.4

Sears Holdings Corporation

Segment Results

(Unaudited)

	13 Weeks Ended May 3, 2008
millions, except for number of stores	Kmart	Sears		Sears Holdings
		Domestic	Canada
Merchandise sales and services	$3,733	$6,100	$1,235	$11,068

Cost of sales, buying and occupancy	2,866	4,329	850	8,045
Gross margin dollars	867	1,771	385	3,023
Gross margin rate	23.2%	29.0%	31.2%	27.3%
Selling and administrative	856	1,654	305	2,815
Selling and administrative expense as a percentage of total revenues	22.9%	27.1%	24.7%	25.4%
Depreciation and amortization	33	183	32	248
(Gain) loss on sales of assets	(1)	1	(32)	(32)

Total costs and expenses	3,754	6,167	1,155	11,076

Operating income (loss)	$(21)	$(67)	$80	$(8)

Number of:
Kmart Stores	1,382	—	—	1,382
Full-Line Stores	—	933	122	1,055
Specialty Stores	—	1,166	257	1,423

Total Stores	1,382	2,099	379	3,860

	13 Weeks Ended May 5, 2007
millions, except for number of stores	Kmart	Sears		Sears Holdings
		Domestic	Canada
Merchandise sales and services	$4,015	$6,660	$1,072	$11,747

Cost of sales, buying and occupancy	3,055	4,629	753	8,437
Gross margin dollars	960	2,031	319	3,310
Gross margin rate	23.9%	30.5%	29.8%	28.2%
Selling and administrative	840	1,578	226	2,644
Selling and administrative expense as a percentage of total revenues	20.9%	23.7%	21.1%	22.5%
Depreciation and amortization	26	206	30	262
(Gain) loss on sales of assets	(1)	1	(5)	(5)

Total costs and expenses	3,920	6,414	1,004	11,338

Operating income	$95	$246	$68	$409

Number of:
Kmart Stores	1,388	—	—	1,388
Full-Line Stores	—	935	123	1,058
Specialty Stores	—	1,100	252	1,352

Total Stores	1,388	2,035	375	3,798

Sears Holdings Corporation

Adjusted EBITDA

	13 Weeks Ended
millions	May 3, 2008			May 5, 2007
	Domestic Operations	Sears Canada	Sears Holdings	Domestic Operations	Sears Canada	Sears Holdings
Operating income (loss) per statement of operations	$(88)	$80	$(8)	$341	$68	$409
Plus depreciation and amortization	216	32	248	232	30	262
Less gain on sales of assets	—	(32)	(32)	—	(5)	(5)

Before excluded items	128	80	208	573	93	666

Legal settlement gain	—	—	—	(30)	—	(30)
Hurricane related recoveries	—	—	—	(15)	—	(15)
Sears Canada post-retirement benefit plans curtailment gain	—	—	—	—	(27)	(27)

Adjusted EBITDA as defined	$128	$80	$208	$528	$66	$594

% to revenues	1.3%	6.5%	1.9%	4.9%	6.2%	5.1%